Exhibit 10.13

                             Acquisition Agreement

                 Between Xynery Corporation and Voyaware, Inc.

Xynergy Inc.
269 So. Beverly Drive, Suite 938
Beverly Hills, Ca. 90212

Agreement made this 30th day of September 2002, between Voyaware, Inc. (VWARE) a corporation organized under the laws of the State of Nevada, with its principal office located at 1408 Ector Dr., Carrolton, Texas 75010, hereafter referred to as seller, and Xynergy Corporation, a corporation organized under the laws of the State of Nevada, with its principal office located at 269 South Beverly Drive, Suite 938, Beverly Hills, California, hereafter referred to as buyer.

As designated signer for Seller is also in control of a majority of shares for seller, seller indicates approval by seller's stockholders of the terms and conditions of this agreement and the nature and amount of the consideration to be received by seller hereunder, the parties agree as follows:

SECTION ONE.

PROMISE TO BUY AND SELL

Seller agrees to sell and buyer agrees to purchase all the assets and property of seller, including its good will, as well as the items listed in Exhibits A, B, C, D, and E, attached hereto and made a part hereof, for the consideration, under the terms and conditions, and subject to the warranties and representations set forth in this agreement.

SECTION TWO.

CLOSING; DOCUMENTS DELIVERABLE

The closing of the sale shall take place on September 30, 2002, and documents will be signed and transferred via facsimile. At the closing, seller shall deliver to buyer such deeds, bills of sale, assignments, and other instruments of transfer as may be necessary to vest in buyer good and marketable title to the property and assets sold under this agreement.

At closing, or within 72 hours thereafter, buyer shall initiate issuance of sufficient shares to pay seller the entire purchase price as specified in this agreement. All documents and papers to which the parties are entitled under this agreement, unless otherwise specified in this agreement, shall also be delivered at the closing.



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SECTION THREE.

CONSIDERATION

Buyer, in consideration of the covenants, conditions, and representations of seller, recited in this agreement, shall pay to seller, on closing, or on it s earliest opportunity thereafter, 6,000,000 shares of common stock in buyer. Assets transferred to buyer shall be valued as follows: 65% ownership of seller, and ownership of all assets, letters of interest/intent, domain names, contracts, intellectual property, and personnel. The total estimated value of all assets transferred from the seller to the buyer is $60,000.00. The purchase price shall be allocated as follows: 6,500,000 shares of common stock of buyer in exchange for 650,000 shares of common stock in seller (which represents 65% of all issued and outstanding shares of seller on a fully diluted basis).

At the closing of this agreement, Voyaware shall have a total of 1,00,000 shares issued and outstanding. For each share of VWARE common stock transferred buyer, buyer will transfer to seller 10 shares of common stock in buyer. Seller's shareholders shall retain 350,000 shares of VWARE common stock under the terms outlined in the following paragraph.

Upon completion of the prospectus and other requirements to file an offering under Regulation 504, and in order to complete VWARE 's initial financing of $500,000.00, buyer will issue an additional 10,000,000 shares of VWARE common stock to be used in the financing. Of the 9,000,000 additional common shares issued 3,150,000 common shares will be issued to existing shareholders of seller at a 9 for 1 ratio, thus protecting the seller's shareholders 35% interest in VWARE. Sellers shareholders will retain anti-dilution protection of 35% of all issued and outstanding shares of VWARE for a period of one year, or until such prior time as a secondary offering is initiated with the intention of listing VWARE as a publicly traded security, at which time the anti-dilution protection of VWARE shareholders may be reduced to a minimum of 30% of all issued and outstanding shares of VWARE. Any further dilution of seller's existing shareholders prior to listing VWARE as a publicly traded copy will require majority consent f rom sellers existing shareholders.

Buyer will allocate a sufficient number of common shares in XYNY, as well as it's best effort to cause allocated shares to be registered, in order to achieve financing in the amount of no less than $500,000.00 within a period of one year for VWARE business development. Buyer agrees that the first $11,000.00 in financing acquired may be used to repay an outstanding debt to seller's original investor. Seller shall be responsible for preparation of all documents and requirements of the registration process of buyers common shares, for which buyer is not responsible.Example; seller shall provide complete prospectus, as well as all other documents required for VWARE to complete an SB-2 or Regulation 505 or 506 Registration (Or other agreed upon Registration), as well as any assistance or additional requirements necessary to complete the registration of XYNY or VWARE common shares. In the event that buyer is unable to obtain financing of $500,000 within a specified one year period, at the sellers discretion, said shares may be returned intact by both parties and this agreement dissolved.

Principal seller shareholders will designate 2 of 5 seats on the VWARE Board of Directors.

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Primary shareholder of seller will receive 1 of 5 seats on the XYNY Board of
Directors.

SHARE PRICE GUARANTEE

In the event that the total 6,500,000 shares of common stock have a total value of less than $60,000.00 on December 30, 2002, buyer will issue sufficient additional common shares to seller, which will total $60,000.00 when combined with the original 6,500,000 common shares.

SECTION FOUR.

WARRANTIES AND COVENANTS OF SELLER

Seller agrees, represents, and warrants as follows:

(a). Seller is duly incorporated and authorized to do business under the laws of the State of Nevada.

(b). The execution of this agreement has been duly authorized by seller board of directors.

(c). Seller has the approval of its shareholders of the terms and conditions of this agreement and of the nature and amount of the consideration to be received by seller hereunder.

(d). Seller has good and marketable title to all assets and property sold hereunder, except as otherwise stated in the exhibits attached hereto and except for property disposed of or encumbered in the ordinary course of business. All tangible property sold hereunder is in good condition and repair and conforms to all applicable zoning, building, safety, and other regulations.

(e). Seller agrees to use its best efforts to obtain the necessary consents for the assignment or transfer of any contract, lease, license, or permit to be assigned or transferred hereunder and to perform its duties under such contracts, leases, licenses, and permits without default until the closing date.

(f). Seller agrees to continue normal operations of the business, and to report directly to the buyers board of directors or any designated officers on a monthly basis to provide progress and growth reports, as well as to follow any instructions or mandates from buyer for a period of no less than 12 months from the closing date.

(g). Seller agrees to disclose to buyer not later than 10 days after the closing date, all trade secrets, relevant contacts, and technical information held or controlled by seller and relating to the business sold hereunder. Buyer shall have the right to use the name of seller, and seller agrees not to use, or authorize others to use, its name or a similar name.

(h). Until the closing date of this agreement, seller shall not, without the written consent of buyer, dispose of or encumber any of the assets or property to be sold hereunder, with the exception of any transactions occurring in the ordinary course of seller business. Seller shall use its best efforts to preserve its business and good will. Seller further agrees to permit buyer, and its representatives, full access to its property and records any time prior to the closing date during normal business hours and to supply all information concerning its property and affairs as buyer may reasonably demand.

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SECTION FIVE.

RESOLUTION OF CLAIMS; INDEMNIFICATION OF PARTIES

In case of claim of breach of contract by either party, the party so claiming shall notify the other party in writing, indicating the alleged breach and the amount of damages claimed therefore. In case of dispute as to the existence of a breach, or the amount of damages therefore, the parties shall submit the dispute to an arbitration board to be defined by buyer at such time as is required. The decision of the arbitration board shall be final where unanimous, but either party dissatisfied with the a decision of the arbitration board which is less than final shall have customary recourse to the judicial system of the State of California.

Except as otherwise expressly provided in this agreement, seller shall indemnify buyer against any liability connected with the assets or business sold hereunder accruing as a result of acts or omissions occurring before the closing date, and buyer shall indemnify seller against any such liability accruing as a result of acts or omissions occurring after the closing date. Each party to this agreement shall cooperate with the other party in defending claims for which the other party is or may be liable under this provision by giving notice to the other party of the assertion or existence of any such claim and by furnishing such documents and information as may be useful in defense of such claims.

SECTION SIX.

TRANSFER OF TITLE; RISK OF LOSS

Title to the assets and property sold hereunder shall pass to buyer on the closing date on delivery to it of the proper instruments of transfer. If at any time any of the tangible property sold hereunder shall have been lost or damaged, except for damage or loss through use and wear in the ordinary course of business, by any cause or event beyond the reasonable power and control of seller, buyer shall be entitled to collect all insurance proceeds collectible by reason of such loss or damage or, if the amount of the loss or damage exceeds fifty percent (50%) of the value of that property, buyer shall have the right to elect to complete the sale and collect all insurance proceeds or to terminate this agreement in lieu of any other right or remedy.

If buyer becomes entitled to collect insurance under this provision, the purchase price of lost or damaged assets covered by insurance shall not be reduced.

SECTION SEVEN.

IMPOSSIBILITY OF PERFORMANCE

If, except as otherwise provided in this agreement, either party shall be prevented from completing the sale for any cause beyond its reasonable power and control, the other party may elect to accept partial performance or, in lieu of any other remedy, elect to terminate this agreement.

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SECTION EIGHT.

SALES AND USE TAXES

Any sales or use tax payable by reason of the sale of any of the assets under this agreement shall be paid by buyer, and such payment shall not be construed as part of the purchase price. Seller agrees to furnish to buyer resale certificates for any items sold to buyer for resale. Seller shall also obtain and deliver to buyer a clearance receipt of the transaction for sales and use taxes due from seller.

SECTION NINE.

INVENTORY OF GOODS TO BE SOLD

Buyer shall assume ownership of all inventory, stock, supplies, fixtures, furnishings, and equipment on September 30, 2002. The inventory of seller stock in trade shall set forth the aggregate value for which the items are to be sold under this agreement based on seller's actual cost for each item.

Seller shall retain title to all its documents and records, except those agreed to be transferred under this agreement. Any such documents or records that buyer may reasonably require after the closing date for use in connection with the future financing, assets, or business sold hereunder shall be delivered or made available to buyer. Each party shall forward to the other party all correspondence, documents, or payments relating to the assets or business sold hereunder to which the other party is entitled under the terms of this agreement. Before destroying any records or papers connected with the assets or business sold hereunder, each party shall first offer them to the other party.

SECTION ELEVEN.

COSTS

Seller shall bear the cost of title insurance premiums, financial audit, and record costs. All other costs incidental to the sale hereunder shall be borne by the parties in accordance with prevailing custom.


SECTION TWELVE.

INTERPRETATION OF AGREEMENT

12.1. There are no agreements, warranties, or representations, express or implied, except those expressly set forth in this agreement. All agreements, representations, and warranties contained in this agreement shall apply as of the closing date and shall survive the closing of this agreement.

12.2. This agreement shall not be assignable by buyer without the written consent of seller. Subject to this provision, this agreement shall be binding on and benefit the successors and assigns of the parties.

12.3. This agreement is to be governed by and construed under the laws of the State of California.

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In witness whereof the parties have executed this agreement in duplicate at designate place of execution on September 30, 2002.


Xynergy Corp                            Voyaware, Inc.

Per:                                    Per:
/s/ Raquel Zepeda                       /s/ Franklyn Garza
-----------------                       -------------------
Raquel Zepeda President & Chairman      Franklin Garza President & Director

Witness:                                        Witness:




[Attach exhibits]

Employment, Invention, and Confidentiality Agreement for Franklin Garza Employment, Invention, and Confidentiality Agreement for Rene Diaz Employment, Invention, and Confidentiality Agreement for Raul Garza Employment, Invention, and Confidentiality Agreement for Luis Garza Employment, Invention, and Confidentiality Agreement for Jeff Buschow